As filed with the Securities and Exchange Commission, via EDGAR, on August, 2001
                                                  Registration No. 333-60230


================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                AMENDMENT NO. 2
                                      TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                             BERGER HOLDINGS, LTD.
             (Exact name of Registrant as specified in its charter)
                              ____________________

                  Pennsylvania                       23-2160077
          (State or other jurisdiction of        (I.R.S. Employer
          incorporation or organization)      Identification Number)
                              ____________________

                           805 Pennsylvania Boulevard
                             Feasterville, PA 19053
                                 (215) 355-1200
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                              ____________________

                         Theodore A. Schwartz, Chairman
                           805 Pennsylvania Boulevard
                             Feasterville, PA 19053
                                 (215) 355-1200

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ____________________

                                    Copy to:
                           Jason M. Shargel, Esquire
                    Wolf, Block, Schorr and Solis-Cohen LLP
                          1650 Arch Street, 22nd Floor
                        Philadelphia, Pennsylvania 19103
                                 (215) 977-2000
                              ____________________

      Approximate date of commencement of the proposed sale to the public:
     From time to time after this Registration Statement becomes effective.
                              ____________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                             _____________________


     The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                                           SUBJECT TO COMPLETION

                                                       DATED AUGUST 7, 2001


SELLING SHAREHOLDER
PROSPECTUS

                             BERGER HOLDINGS, LTD.

                       2,711,298 Shares of Common Stock


     The selling stockholders listed on page 8 of this prospectus may sell from time to time all of the 2,711,298 shares offered by this prospectus.

     The selling stockholders may sell or distribute the shares through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The price may be the market price prevailing at the time or a price privately negotiated.

     Berger Holdings, Ltd. will not receive any of the proceeds from the sale of the shares. However, it will pay substantially all expenses of the registration of the shares.

                            _______________________

     The common stock of Berger Holdings, Ltd. is listed with the Nasdaq SmallCap Market operated by the Nasdaq Stock Market, Inc. under the symbol "BGRH." On August 2, 2001, the last reported sale price of the common stock was $2.95 per share.


                            _______________________

     Investing in the common stock involves significant risks. See "Risk Factors" beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            _______________________

     Information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.


                The date of this prospectus is          , 2001.

                               Table of Contents

The Company.................................................................  3
Risk Factors................................................................  3
Where You Can Find More Information.........................................  6
Forward-Looking Statements..................................................  7
Incorporation of Certain Documents by Reference.............................  8
Description of Common Stock.................................................  9
Use of Proceeds.............................................................  9
Selling Stockholders........................................................ 10
Plan of Distribution........................................................ 12
Legal Matters............................................................... 13
Experts..................................................................... 13

     You should rely only on information or representations contained or incorporated by reference in this prospectus. No one has been authorized to provide you with any different information.



     In this prospectus, the terms "we," "our" and "us" refer to Berger Holdings, Ltd. and its subsidiaries as a combined entity, except where it is clear that the reference is only to Berger Holdings, Ltd. When we use the term "Berger" it refers only to Berger Holdings, Ltd.







                                  THE COMPANY



     We manufacture and distribute roof drainage systems, specializing in copper products and residential commercial snow guards.

     Our roof drainage product lino consisting of gutters, downspouts, soffits, fascias, snow guards, trim coil, custom metal architectural pieces, and other associated accessories and fittings, is manufactured by us in our manufacturing facilities in Georgia, Texas and Pennsylvania. We sell roof drainage and ancillary products through our sales representatives and telemarketing principally to wholesale distributors who sell directly to roofers and general contractors for use in the repair and replacement of roof drainage systems in existing buildings, primarily residential. The principal raw materials used in manufacturing our roof drainage and ancillary products are aluminum, steel and copper.

     The executive offices of Berger Holdings, Ltd. are located at 805 Pennsylvania Boulevard, Feasterville, PA 19053. The telephone number at the executive offices is (215) 355-1200.



                                ______________

                                 RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.



     Increases in the price of raw materials may reduce our profits.

     The prices of the raw materials we utilize (for example, aluminum, steel, and copper) are subject to fluctuation. We may not be able to pass along any or all of these increases to our customers. As a result, increases in the price of raw materials may decrease the profit margin for sales of our products.


     Seasons of extreme weather conditions may reduce the demand for our products.



     Inclement winter weather and excessively hot and dry summer weather usually cause a reduction in the level of building activity in both the homebuilding and home improvement markets, which in turn may lead to reductions in our sales and profits. We have reported losses in the quarters which corresponded to severe winter and summer seasons, including, for example, our first quarter of 2001, in which we reported an 8.7% reduction in sales (excluding sales from recent acquisitions) compared to the first quarter of 2000, primarily due to severe weather experienced in our core markets during that quarter. In addition, the absence of snow and other storms can also lessen the demand for our products by alleviating some of the consumer's need to replace or repair the roofing products which we sell.



     Our acquisition strategy may result in increased leverage and increased depreciation and amortization expense that may result in losses or reduced profits.



     If we continue to make acquisitions, the levels of our borrowing are likely to increase. This would result in increased interest expense as well as limit our ability to borrow for internal growth. Acquisitions are also likely to increase our depreciation and amortization expense. These factors may lead to us to incur losses or reduced profits in the future.



     Our attempts to expands our operations into markets where we do not currently operate may not be successful and may result in losses or reduced growth of our sales and profits.



     We may seek to expand into new geographic markets and related businesses through strategic acquisitions. However, we may not be able to so expand or to identify targets for acquisitions on terms that are attractive to us. If we fail to expand our business, our sales may not maintain recent growth rates or may decline. Furthermore, we do not know whether our products will be sufficiently accepted to sustain our efforts to expand. As a result, if we are unsuccessful in this expansion, our profitably may decline or we may incur losses.

     Our failure to successfully integrate the operations of acquired businesses could diminish our overall profitability.

     The process of incorporating newly acquired businesses into our current business can produce increases in expenses or reductions in sales. In some cases, the additional overhead associated with newly acquired operations may not be fully or immediately absorbed by our current operations. For example, in the first quarter of 2001, we reported a net loss that was partly attributable to increased selling, administrative and general expenses as a result of our recent acquisitions. In addition, customers that purchased products from the acquired business prior to the acquisition may not purchase products from us after the acquisition or may purchase a smaller amount of products. Accordingly, if we are unable to successfully integrate the operations of our recently acquired businesses or any subsequently acquired businesses with our current operations, our sales and profits may be reduced.

     The inability to obtain additional financing may prevent us from expanding our current business or acquiring new business.

     We may require additional debt and/or equity financing as a result of our expansion of our existing business or acquisition of new businesses if our current financing is not sufficient. Additional financing may not be available to us on advantageous terms or at all, if, for example, the interest rates were unattractive or we did not have sufficient collateral available to secure the desired increase in debt. Currently, all of our assets are being used to secure our outstanding debt, so unless we acquire unsecured assets or obtain a partial release from our secured creditor of its security interests, we would not have available to us any collateral to pledge to new debtors. Any equity financing would dilute the proportionate ownership of our current shareholders and may reduce their per share value.

     We may not be able to successfully compete in our industry and, as result, our level of sales and profits may fall.

     We face significant competition in connection with the products we provide. There are many other companies engaged in the manufacture and distribution of roof drainage products, and many of these companies have greater financial and other business resources than those possessed by us. Further, other companies may enter our area of business in the future. If we cannot compete effectively, our sales and profits are likely to decline.

     Our sales and profits may decline if we are unable to retain our key personnel.

     We depend upon the efforts and skills of certain of our key senior executives. Our top four executives, Theodore A. Schwartz, Chairman of the Board of Directors, Joseph F. Weiderman, President and Chief Operating Officer, Paul
L. Spiese, III, Vice President of Manufacturing, and Francis E. Wellock, Jr., Chief Financial Officer, have a combined 50 years of experience in our business. If we lose the services of one or more of these individuals, we may face difficulty replacing any one of them since few successors are available with similar levels of experience in our industry.

Competition for senior management is intense, and we may not be successful in retaining these key personnel or in attracting and retaining other key personnel that we may require in the future. Our inability to secure replacement personnel in key positions could lead to declining sales and profits through loss of current customers or vendors, through decline in the efficiency of our operations, or through lack of strategic leadership.


     If we are unable to retain our customer base, our level of sales may fall.


     All sales contracts between us and our customers represent a single transaction. As a result, we do not have long term commitments from our customers. Our current customers may not continue to purchase products from us or may not maintain or increase their level of purchases in the future. Our sales will decline over time if we cannot retain or replace the demand from our current customers.


     We do not currently pay dividends on our common stock and we do not expect to do so for the foreseeable future.

     We expect to retain our future earnings, if any, for the operation and expansion of our business, and to pay no cash dividends for the foreseeable future. The terms of our current financing agreements limit our payment of dividends, and other agreements we enter into may contain terms that limit the amount of dividends we may pay or prohibit any payment of dividends.

     Trading volume in our common stock has historically been limited and the sale of the shares offered by this prospectus could depress the price of our shares.


     The selling stockholders may sell the 2,711,298 shares offered by this prospectus in the public market from time to time. There is a limited market for our common stock, and the resale of the shares covered by this prospectus, which represent approximately 35% of our outstanding common stock, may depress the price of our stock. Selling our shares may be difficult if a broader market for our common stock does not develop subsequent to this offering because smaller quantities of our shares are typically bought and sold and security analysts' and the news media's coverage about us is generally limited. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares.



     Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult and limit the price paid for our shares.



     Berger's articles of incorporation provide that the board of directors may issue preferred stock without stockholder approval. In addition, Berger's by-laws provide for a classified board, with each board member serving a three-year term. The board of directors has also adopted a stockholder rights plan, commonly referred to as a "poison pill." The issuance of preferred stock, the existence of a classified board and the stockholder rights plan could make it more difficult for a third party to acquire us without the approval of our board. They could also limit the price that certain investors might be willing to pay in the future for our common stock.



                           ________________________

                      WHERE YOU CAN FIND MORE INFORMATION

     Berger Holdings, Ltd. files annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy and information statements and other information concerning Berger at the Commission's public reference facilities located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may be obtained by mail from the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information about Berger.

     This prospectus is part of Registration Statements on Form S-3 that Berger filed with the Commission to register shares of its common stock. This prospectus does not contain all of the information contained in the registration statements. Parts of documents are incorporated by reference into this prospectus. You should read these documents in their entirety rather than relying just on the parts incorporated by reference. Some of these documents are exhibits to the registration statements. The registration statements together with their exhibits can be inspected and copied at the public reference facilities and regional offices of the Commission referred to above.

                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance and business, including:

     .    statements relating to our business strategy;

     .    our current and future plans; and

     . statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions.

     These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our operations that are subject to change based on various important factors, some of which are beyond our control. The following factors, among others, could cause our financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in our forward-looking statements:

     .    increases in our cost of raw materials;

     .    fluctuations in demand for our products;

     .    weather conditions;

     .    our strategic acquisitions;

     .    our need for additional financing;

     .    competition;

     .    our dependence on key personnel;

     .    customer demand; and

     . certain other risks associated with the conduct our business and the industry in general.

     If one or more of the assumptions underlying our forward-looking statements proves incorrect, then our actual results, performance or achievements in future periods could differ materially from those expressed in, or implied by, the forward-looking statements contained or incorporated by reference in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking statements.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether written or oral, whether as a result of new information, changed assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in the documents filed with the Commission prior to the date of this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Information that we file later with the Commission will automatically update the information incorporated by reference and the information in this prospectus.

We incorporate by reference the following documents Berger has filed with the
Commission:


     1. the Annual Report on Form 10-K for the year ended December 31, 2000, including the financial statements included in the Annual Report as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000;
     2.   the Current Report on Form 8-K filed on February 8, 2001;
     3. the Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and
     4. all documents filed by Berger with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before termination of the offering.


     You may request a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference, by writing or telephoning us at the following address:

                             Berger Holdings, Ltd.
                              Corporate Secretary
                          805 Pennsylvania Boulevard
                       Feasterville, Pennsylvania 19053
                                (215) 355-1200

     You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the respective dates on the front of these documents.


                          DESCRIPTION OF COMMON STOCK

     The following is a summary description of the material terms of Berger's common stock. The complete terms of the common stock are contained in Berger's articles of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part.

     The authorized capital stock of Berger consists of 20,000,000 shares of commmon stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. Holders of the common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences that have been or may be granted to holders of the preferred stock, holders of the common stock are entitled to receive ratably any dividends that may be declared by Berger's board of directors out of funds legally available for payment of dividends. In the event of a liquidation, dissolution or winding up of Berger, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, that may be granted to the holders of any series of preferred stock. Holders of the common stock have no cumulative voting, conversion, preemptive or other rights to subscribe for additional shares of common stock or other securities of Berger, and there are no redemption provisions with respect to the common stock. All of the shares of common stock outstanding are fully paid and nonassessable. There are no shares of preferred stock currently outstanding.

     Our board of directors may issue the authorized preferred stock in amounts and on terms that it determines without any requirement of stockholder approval. Berger's bylaws provide for a classified board. There are currently three classes of directors, each serving a three year term. Our board of directors has adopted a stockholder rights plan, commonly referred to as a "poison pill" which may substantially increase the payments that would be required to obtain control of Berger without approval of the board. These provisions could make it more difficult for a third party to acquire us without board approval.


                                USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares covered by this prospectus. We will, however, pay substantially all expenses related to the registration of the shares.

                             SELLING STOCKHOLDERS

        The name of each selling stockholder and the aggregate number of shares of common stock that each selling stockholder may offer and sell by this prospectus are set forth in the table below. Because the selling stockholders may sell or distribute all or a portion of the shares at any time and from time to time after the date of this prospectus, we cannot estimate the number of shares of common stock that each selling stockholder may have upon completion of this offering.


                                                       Shares of        Shares to be
                                                     Common Stock        Offered for
              Selling Stockholder                   Owned Prior to       the Selling
              -------------------                   the Offering(1)      Stockholder
                                                    ---------------      -----------
Argosy Investment Partners, L.P.                           250,000           250,000

Falcon, Larry                                              152,791(2)        115,000
 (Director)

Haft, Jacob I., M.D.                                       264,457(3)        150,000
  (Director)

Kirwin, John, III                                          350,500(4)         65,000
 (Director)

Estate of Irving Kraut                                     447,433(5)        115,000

Kraut, Jon, D.M.D.                                         115,000(6)         25,000
 (Director)

Salvatore, Debra Lyn                                        21,000(7)         10,000

Schwartz, Theodore A.                                      721,692(8)        565,000
  (Chairman of the Board of Directors and CEO)

Seid, Jay                                                   86,500(9)         65,000
 (Director)

Spiese, Paul L., III                                       600,050(10)       509,024
 (VP and Director)

Wellock, Francis E., Jr.                                   350,000(11)       319,000
  (CFO)

Wellock, Carolyn                                            21,000(12)        10,000

Wellock, Carolyn and Frank, in trust for Ryan               10,000(13)        10,000
 Wellock

Weiderman, Gregory                                          89,000(14)        10,000

Weiderman, Joseph F.                                       590,222(15)       493,274
  (President, COO and Director)
                                                          ===========================
                                                                           2,711,298

(1) Beneficial ownership figures include all common stock represented by shares of issued and outstanding common stock as well as shares of common stock issuable upon exercise of outstanding warrants and options. Except as otherwise indicated below, none of the selling shareholders holds any option, warrant, right or convertible security exercisable for or convertible into common stock, whether or not immediately exercisable or convertible or, in the case of employee stock options, currently vested or unvested.

(2)  Includes options to purchase 115, 000 shares of common stock.

(3) Includes options to purchase 150,000 shares of common stock. Excludes 200 shares of common stock owned by Dr. Haft's spouse.

(4)  Includes options to purchase 65,000 shares of common stock.  Also includes
(i) 4,500 shares of Common Stock held by Prudential Securities in an individual retirement account for Mr. Kirwin; (ii) 31,000 shares of Common Stock held by Argosy Capital Group, L.P., of which Mr. Kirwin is a limited partner and an officer of its general partner, Argosy Capital Group, LLC; and (iii) 250,000 shares of Common Stock held by Argosy Investment Partners, L.P., whose general partner is Argosy Associates, L.P., of which Mr. Kirwin is an officer of its general partner, Argosy Investment Associates, L.P. Mr. Kirwin disclaims beneficial ownership of the shares described in clauses (ii) and (iii) above.


(5)  Includes options to purchase 115,000 shares of common stock.

(6) Includes options to purchase 25,000 shares of common stock. Excludes 447,433 shares of common stock and shares of common stock underlying options held by the Estate of Irving Kraut.

(7)  Includes options to purchase 10,000 shares of common stock.

(8) Includes options to purchase 565,000 shares of common stock. Also includes 1,500 shares of common stock registered to Mr. Schwartz as joint tenant with Janice L. Bredt.

(9)  Includes options to purchase 65,000 shares of common stock.

(10) Includes options to purchase 509,024 shares of common stock.

(11) Includes options to purchase 319,000 shares of common stock. Excludes 11,000 shares of common stock and options to purchase 10,000 shares of common stock held by Mr. Wellock's spouse, Carolyn, and options to purchase 10,000 shares of common stock held as co-trustee with Mr. Wellock's spouse in trust for the benefit of Mr. Wellock's minor son, Ryan.

(12) Includes options to purchase 10,000 shares of common stock.

(13) Includes options to purchase 10,000 shares of common stock.

(14) Includes options to purchase 70,000 shares of common stock.

(15) Includes options to purchase 493,274 shares of common stock. Excludes options to purchase common stock tranferred to (i) Debra Lyn Salvatore, (ii) Gregory Weiderman, (iii) Carolyn Wellock, and (iii) Carolyn and Frank Wellock, in trust for Ryan Wellock.

                             PLAN OF DISTRIBUTION

        We will not receive any of the proceeds from the sale of the securities by the selling stockholders. The selling stockholders may sell the securities from time to time directly to purchasers. Alternatively, the selling stockholders may from time to time offer the securities through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the securities from whom they may act as agent. Any brokers, dealers or agents who participate in the distribution of the securities may be deemed to be "underwriters," and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to some statutory liabilities of the Securities Act of 1933, including, but not limited to, Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934.

        The securities offered by this prospectus may be sold from time to time by the selling stockholders or its representatives or trustees, or, donees, devisees, transferees or other successors in interest. The securities may be disposed of from time to time in one or more transactions through any one or more of the following:


        (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        (b) purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

        (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

        (d) an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;

        (e)  in transactions other than in the over-the-counter market;

        (f)  through the writing of put or call options on the securities;

        (g)  short sales of the securities and sales to cover the short sales;

        (h) the pledge of the securities as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interest in the securities;


        (i) the distribution of the securities by any selling stockholder to its partners, members or stockholders; and

        (j)  a combination of any of the above.

        These sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

        To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any broker, dealer, agent or underwriter regarding the sale of the securities by the selling stockholders. There is no assurance that any selling stockholder will sell any or all of the securities offered by it under this prospectus or that any selling stockholder will not transfer, devise or gift the securities by other means not described in this registration statement. The securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.


        Under the securities laws of some states, the securities may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

        The selling stockholders and any other person participating in the distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. Furthermore, under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of these limitations may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.


        Pursuant to the Exchange Agreement entered into in connection with the issuance of the common stock by us to Argosy Investment Partners, L.P., each of Berger and Argosy Investment Partners, L.P. will be indemnified by the other against particular liabilities, including some liabilities under the Securities Act of 1933, or will be entitled to reimbursement in connection with those liabilities.



        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the total expenses of this offering that will be paid by us is $17,000.


                                    EXPERTS


          Our consolidated financial statements and financial statement schedule as of December 31, 2000 and 1999, and for each of the three-year periods ended December 31, 2000, have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference in this registration statement and upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS


     The validity of the shares of common stock offered by this registration statement will be passed upon by Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania.

                                 PART II
                                 -------

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution
          -------------------------------------------

     The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.


     Securities and Exchange Commission Registration Fee..   $   928.00
     *Federal and State Taxes and Fees....................            0
     *Printing and Engraving Expenses.....................       500.00
     *Accounting Fees and Expenses........................     2,500.00
     *Legal Fees and Expenses.............................     7,500.00
     *Blue Sky Qualification Fees and Expenses............            0
     *Transfer Agent and Registrar Fees and Expenses......       500.00
     *Miscellaneous.......................................     5,072.00
                       TOTAL..............................   $17,000.00


_________________
*  Estimate

Item 15.  Indemnification of Directors and Officers
          -----------------------------------------

     Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any of them is a party or is threatened to be made a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 1742 permits indemnification in derivative and corporate actions if the appropriate standard of contact is met, except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Under Section 1743, indemnification against actual and reasonable expenses is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in
Section 1741 or 1742.

Section 1744 provides that, unless ordered by a court, any imdemnification under
Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and the determination will be made by (i) the board of directors by a majority vote of a quorum of directors who were not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.


     Section 1745 provides that expenses incurred by an officer or director in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the person to repay the amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.


     Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

     Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against the liability under Subchapter 17D of the BCL.

     Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.


     Section 1750 provides that the indemnification and advancement of expense provided by, or granted pursuant to, Subchapter 17D of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representative of that person.


     Article VII of the Registrant's amended and restated bylaws, which are incorporated by reference in this Registration Statement, provides in general that the Registrant shall indemnify its officers and directors to the fullest extent permitted by law.

Item 16.  Exhibits and Financial Statement Schedules
          ------------------------------------------

     The following documents are filed as part of this Registration Statement. (Exhibit numbers correspond to the exhibits required by Item 601 of Regulation S-K for a Registration Statement on Form S-3).


Exhibit
Number     Title                            Method of Filing
-------    -----                            ----------------

1          Underwriting agreement           Not Applicable

2          Plan of acquisition,                 Not Applicable
           reorganization, arrangement,
           liquidation or succession

4.1        Berger's Articles of Incorporation   Incorporated by reference to
           and Bylaws                           Exhibit 3 of the Registration
                                                Statement on on Form S-18 filed
                                                February 15, 1983 (File No. 2-
                                                81851-W)

4.2        Articles of Amendment                Incorporated by reference to
           dated November 29, 1989              Exhibit 3(b) of the Annual
                                                Report on Form 10-K for the
                                                year ended December 31, 1989

4.3        Articles of Amendment                Incorporated by reference to
           effective July 30, 1990              Exhibit 3(c) to Amendment No. 1
                                                to the Registration Statement on
                                                Form S-1 filed on October 15,
                                                1990 (File No.33-35898)

4.4        Amended and Restated Bylaws          Incorporated by reference to
                                                Exhibit 3(d) of the Registration
                                                Statement on Form S-1 filed June
                                                16, 1993 (File No. 33-64468)

4.5        Articles of Amendment                Incorporated by reference to
           dated July 22, 1993                  Exhibit 3(e) of the Annual
                                                Report on Form 10-K for the year
                                                ended December 31, 1993

4.6        Articles of Amendment                Incorporated by reference to
           dated December 29, 1997              Exhibit 3(f) of the Annual
                                                Report on Form 10-K for the year
                                                ended December 31, 1997


5          Opinion of Wolf, Block,              Filed with this registration
           Schorr and Solis-Cohen LLP           statement*

8          Opinion regarding tax matters        Not Applicable

12         Statement regarding computation      Not Applicable
           of per share earnings

15         Letter regarding unaudited interim   Not Applicable
           financial information


23.1       Consent of KPMG LLP                  Filed with this registration
                                                statement**


23.2       Consent of Wolf, Block,              (Filed as part of Exhibit 5 to
           Schorr and Solis-Cohen LLP           to this registration statement)*

24         Power of Attorney                    (Included on signature page in
                                                Part II of this registration
                                                statement)*

25         Statement of eligibility of trustee  Not Applicable

26         Invitations for competitive bids     Not Applicable

27         Financial Data Schedule              Not Applicable

    * Previously filed in the Registration Statement on Form S-3 (File No. 333-60230), filed with the Commission on May 4, 2001.


   ** Previously filed in the Amendment No.1 to the Registration Statement on Form S-3 (File No. 333-60230), filed with the Commission on June 25, 2001.


     All other exhibits for which provision is made in the applicable regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

Item 17.  Undertakings.
          ------------

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          A. The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 15 of this
     Part II, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                       SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this second amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Feasterville, Pennsylvania, on this 7th day of August, 2001.

                             BERGER HOLDINGS, LTD.


                             By:  /s/ Joseph F. Weiderman
                                 -----------------------------------
                                  Joseph F. Weiderman, President





     Pursuant to the requirements of the Securities Act of 1933, this second amended registration statement has been signed by the following persons in the capacities and on the date indicated.


         Signature                        Title                        Date
         ---------                        -----                        ----


/s/ Theodore A. Schwartz        Chairman of the Board of Directors     8/7/2001

-----------------------------
Theodore A. Schwartz            and Chief Executive Officer
                                (Principal Executive Officer)



/s/ Joseph F. Weiderman         President, Chief Operating Officer     8/7/2001

-----------------------------
Joseph F. Weiderman             and Director



            *                   Vice President and Director            8/7/2001

----------------------------
Paul L. Spiese, III

       Signature                      Title                    Date
       ---------                      -----                    ----


             *                  Director                     8/7/2001
---------------------------
Larry Falcon



             *                  Director                     8/7/2001
---------------------------
Jacob I. Haft, M.D.



             *                  Director                     8/7/2001
---------------------------
Jon M. Kraut, D.M.D.



             *                  Director                     8/7/2001
---------------------------
Jay Seid



             *                  Director                     8/7/2001
---------------------------
John Paul Kirwin, III



             *                  Chief Financial Officer      8/7/2001
---------------------------
Francis E. Wellock, Jr.         (Principal Financial and
                                Accounting Officer)


By: /s/ Theodore A. Schwartz    Attorney-In Fact
   -------------------------
     Theodore A. Schwartz